[Letterhead of Parker, Poe, Adams & Bernstein L.L.P.]





                               September 26, 2002



Board of Trustees
The Nottingham Investment Trust II
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069

                    The Brown Capital Management Mid-Cap Fund

Ladies and Gentlemen:

         This opinion is given in connection with the filing by The Nottingham Investment Trust II, a Massachusetts business trust (the "Trust"), of Post-Effective Amendment No. 45 to the Registration Statement (No. 33-37458) on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 46 to the Registration Statement (No. 811-06199) under the Investment Company Act of 1940 ("1940 Act"), relating to an indefinite amount of authorized shares of beneficial interest of The Brown Capital Management Mid-Cap Fund, a separate series of the Trust (the "Fund"). The authorized shares of beneficial interest of the Fund are hereinafter referred to as the "Shares."

         In our representation of the Trust, we have examined the following documents: the Trust's Amended and Restated Declaration of Trust including the Certificate of Designation with respect to the Shares and the Trust's Amended and Restated Bylaws; the Post-Effective Amendment No. 45 under the 1933 Act and No. 46 under the 1940 Act to the Registration Statement filed on August 28, 2002; all actions of the Trust's Board of Trustees recorded in the Trust's minute book for the Consent to Action Without a Meeting of the Board of Trustees dated August 26, 2002 and the meeting of the Board of Trustees held on September 17, 2002; pertinent provisions of the laws of the Commonwealth of Massachusetts relating to business trusts; and such other corporate records, certificates, documents and statutes as we have considered necessary for purposes of rendering the opinion expressed herein.

         Based on such examination, we are of the opinion that the Shares to be offered for sale by the Fund, when issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

The Nottingham Investment Trust II
September 26, 2002
Page 2


         The opinion expressed herein is limited to the provisions governing matters such as the authorization and issuance of the Shares under the Massachusetts business trust law, as contained in Chapter 182 of the General Laws of the Commonwealth of Massachusetts. Our opinion expressed herein does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectuses comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Very truly yours,

                                  /s/ Parker, Poe, Adams & Bernstein L.L.P.

                                  PARKER, POE, ADAMS & BERNSTEIN L.L.P.

PJS/PSD/PJF